Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 15, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Hawkins, Inc. on Form 10-K for the year ended March 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Hawkins, Inc. on Forms S-8 (File Nos. 333-87582, 333-123080, 333-172761, 333-174735, 333-228128, and 333-234432).

/s/ Grant Thornton LLP
Minneapolis, Minnesota
May 15, 2024